Exhibit 19.1

Insider Trading and Communications with the Public

1.	PURPOSE

This policy is intended to ensure that all officers, directors and employees of TE Connectivity plc (“TE Connectivity” or “Company”) and its affiliates worldwide, comply with all applicable laws and regulations concerning securities trading, commonly known as “insider trading,” and communications with the public.

Insider trading and stock tipping, as discussed below, are criminal offenses subject to severe criminal and civil consequences as well as possible discipline (which may include dismissal) by the Company under this policy.

2.	SCOPE

Except where otherwise indicated, this policy applies to:

●	all officers, directors and employees of TE Connectivity, and their immediate family members (as defined below);
●	agents and/or consultants of the Company who, in the course of their engagement by or association with the Company, have access to or receive material non-public information (as defined below) about the Company or any other company or entity with which TE Connectivity is or may be considering doing business, and their immediate family members; and
●	any entity or person who may be deemed an “affiliate” of the Company within the meaning of the federal securities laws.

An immediate family member includes (1) a person’s family members who reside with such person (including, without limitation, a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws),

(2) anyone else who lives in such person’s household and (3) any family members who do not live in the person’s household but whose transactions in TE Connectivity securities are directed by such person or are subject to the person’s influence or control, such as parents or children who consult with the person before they trade in TE Connectivity securities.

This policy will continue to apply even after termination of any employment or service with the Company and resignation of any board seat for as long as you have material non-public information about the Company (or six months after you leave the Company, whichever is longer).

3.	RESPONSIBILITY FOR ADMINISTRATION AND IMPLEMENTATION

The General Counsel’s office will administer this policy and all TE Connectivity officers, directors, employees, agents and consultants are responsible for its implementation. See “Individual Responsibility” at the end of this policy for additional information regarding your responsibilities.

Any questions regarding the application of this policy to specific transactions in securities or communication of material non-public information outside the Company should be referred to the General Counsel’s office.

4.	APPLICATION
4.1	Insider Trading and “Tipping”

TE Connectivity requires all officers, directors, employees, agents and consultants and their immediate family members to comply with applicable securities laws. You must never:

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*Trademark. TE Connectivity, TE Connectivity (logo), and TE (logo) are trademarks. Other logos, product and/or Company names may be trademarks of their respective owners.

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1.	Buy, sell or engage in other transactions in TE Connectivity securities while aware of material non-public information about the Company. TE Connectivity securities include common stock, bonds and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible bonds, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. In addition, you are prohibited from trading in any TE Connectivity securities as to which you and your immediate family members have a “beneficial” or financial interest, or over which a person exercises investment control, including, but not limited to, transfers from TE Connectivity stock which may from time to time be held in the Company’s 401(k) plan, and sales of stock held in an employee account under the TE Connectivity Employee Stock Purchase Plan or changes in the employee contribution amount or investment allocation under such Plan.
2.	Buy or sell securities of other companies or entities while aware of material non- public information about those companies or entities that you become aware of as a result of business dealings conducted or intended to be conducted between TE Connectivity and such other companies or entities (for example, past, current and potential customers and suppliers).
3.	Disclose material non-public information to any unauthorized persons or entities outside TE Connectivity, commonly known as tipping. You are prohibited from tipping other persons or entities about material non-public information or otherwise making unauthorized disclosures or use of such information, regardless of whether the person profits or intends to profit by such tipping, disclosure or use. You must take steps to prevent the inadvertent disclosure of material non- public information to unauthorized persons outside TE Connectivity. If you believe that the disclosure of material non-public information is necessary or appropriate for business reasons, you must consult with the General Counsel’s office to ensure that they concur that such disclosure is necessary, and to ensure that any such disclosure will comply with all applicable laws.
4.2	Definition of “Material Non-public Information”

Non-public information is sometimes referred to as confidential or inside information and means information about the Company that is not known to the public-at-large. All confidential or inside information is considered non-public until the third trading day after it has been widely released through a press release, news wire or a report filed with the

U.S. Securities and Exchange Commission (“SEC”).

Information is considered material if a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or where the information is likely to have an affect on the market price of the security. If you are motivated to buy or sell a security because of information you possess, the information will be considered material. Material information may be positive or negative. Examples of material information include:

●	expected earnings, revenues and other financial results for a calendar period;
●	company projections as to future earnings or revenues;
●	changes in financial condition or asset value;
●	a proposed major acquisition, disposition or joint venture;
●	substantial purchases, sales or write-offs of assets;
●	capital investment plans and changes in such plans;
●	major financings or borrowings;
●	new offerings of equity or debt securities;
●	changes in dividend policy or declaration of a stock split;

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●	significant product development or pricing change, gain or loss of a major customer, or substantial contract award or termination;
●significant changes in senior management;
●significant litigation, administrative actions or governmental investigations; or
●	significant intellectual property developments, such as material patent applications and enforcement actions.

This list is not intended to be exhaustive, and other types of information may also be material.

4.3	Specific Prohibition Regarding Hedging and Pledging

Officers, directors, employees, agents, consultants and designees of TE Connectivity and their immediate family members are prohibited from engaging in any hedging transactions, including prepaid variable forward contracts, equity swaps, collars, exchange funds, puts, calls, options, short sales or similar rights, obligations or transactions that are designed to hedge or offset any decrease in the market value of TE Connectivity securities, other than the exercise of a Company-issued stock option.

Executive officers and directors of TE Connectivity and their immediate family members are prohibited from holding TE Connectivity securities in a margin account and from maintaining or entering into any arrangement that, directly or indirectly, involves the pledge of TE Connectivity securities or other use of TE Connectivity securities as collateral for a loan.

4.4	Trading Window

TE Connectivity imposes certain special restrictions with respect to trading TE Connectivity securities on:

●	specified senior officers, management and directors (called the “Window Group”);
●	immediate family members of the Window Group who either (1) live in the same household as a member of the Window Group or (2) are financially dependent on a member of the Window Group; and
●	corporations, partnerships or trusts that hold, purchase or sell Company securities and that are controlled by members of the Window Group.

The Window Group is comprised of:

●	All directors of TE Connectivity;
●	All executive officers of TE Connectivity, including the Chief Executive Officer, Executive Vice Presidents, Chief Financial Officer, General Counsel, Treasurer, Chief Tax Officer, Corporate Controller, Presidents and Senior Vice Presidents, if any, of TE Connectivity or TE Connectivity’s reporting segments and, business segments;
●	Any other employees designated by members of the Window Group, which generally will be employees who, in the normal course of their duties or with respect to a particular matter, have or are likely to have, regular or special access to material non-public financial or other information regarding the Company.

Certain members of the Window Group are also subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”) and Rule 144 of the Securities Act of 1933 applicable to affiliates of the Company.

Members of the Window Group may only enter into transactions in Company stock (including option exercises and gifts) during an open trading window that commences three business days after the public release of the Company’s quarterly or annual financial results and continues through the Friday of the fourth week following the opening of the trading window, provided that you are not aware of any material non-public information (as discussed above). By way of example, if the trading window opens on Monday, August 1, 2022, the trading window will close on Friday, August 26, 2022. Even within the

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trading window, all directors and Section 16 Officers must pre-clear all trades (including option exercises and gifts) with the General Counsel’s office. In addition, from time to time material non-public information regarding the Company may be pending, and consequently, the Company will conduct an evaluation each quarter to determine whether the scheduled trading window should be cancelled or suspended. The Company may close an open trading window early at any time, as deemed appropriate by the General Counsel. These restrictions govern even though the transactions may be permissible under law.

In the event of exceptional personal hardship, a member of the Window Group may petition the General Counsel for permission to trade outside the window, assuming the person does not possess any material non-public information. The General Counsel’s office will inform the Window Group electronically each quarter of the opening and closing of the trading window.

4.5	Rule 10b5-1 Trading Plans

If a TE employee, including a member of the Window Group, wishes to trade pursuant to a 10b5-1(c) plan, he or she must obtain the approval of the General Counsel, or his or her designee, prior to adopting such plan, in addition to any pre-clearance that may be required (as discussed in Section 4.4 above). The General Counsel, or his or her designee, must review the 10b5-1(c) plan for compliance with the requirements of Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, the Company’s Rule 10b5-1 Plan Guidelines attached hereto as Appendix I, this policy and the Company’s stock ownership and retention guidelines. Any employee or member of the Window Group who enters into a 10b5-1(c) plan pursuant to the requirements set forth above must also obtain the written approval of the General Counsel, or his or her designee, prior to amending or terminating such plan.

4.6	Communications with the Public

The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material non-public information. You may not, therefore, disclose material non-public information to anyone outside TE Connectivity, including analysts, shareholders, journalists or any media outlet, family members and friends, other than in accordance with these procedures. Anyone who communicates without proper authorization will not only violate this policy but may also violate the anti-tipping provisions of the insider trading laws (as discussed above).

Senior officials of the Company, or any other director, officer, employee or agent of the Company who regularly communicates with investors and/or securities professionals, may be deemed to be persons “acting on behalf of” the Company for purposes of Regulation FD. You may, therefore, subject the Company to possible SEC enforcement action for violation of Regulation FD if you orally, or in writing, communicate material non-public information to market professionals and investors in situations where the Company has not either previously, or simultaneously, released that information to the public pursuant to one or more of the following methods:

●	Form 8-K or other document filed with or submitted to the SEC;
●	a press release; or
●	a conference call or webcast of such call that is open to the public at large and has been the subject of adequate advance notice within the meaning of Regulation FD.

The Company limits the number of spokespersons authorized to communicate on behalf of the Company with any person or entity outside the Company – both to ensure compliance with Regulation FD and otherwise to protect the confidentiality of sensitive business or financial information regarding the Company. Accordingly, the Company has designated in writing the CEO, the CFO, the General Counsel, the Vice President and Chief Marketing Officer, and the Vice President–Investor Relations, or individuals specifically designated by them, as the sole authorized spokespersons for the Company. Inquiries from securities analysts, investors, financial reporters and others relating to the Company’s business

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operations, prospects, financial condition or any development affecting the Company should be referred immediately to Investor Relations or to one of the authorized spokespersons. From time to time, other employees or members of the Board may be designated by authorized spokespersons to respond to specific inquiries or to make specific presentations to the investment community as necessary or appropriate. If a conference or presentation is held that is not open to the public, consideration should be given to appropriate public dissemination of the material to be presented. Special care should be taken in the case of statements made in the context of informal or one-on-one meetings with analysts or investors to avoid the inadvertent disclosure of material non- public information.

Should you become aware of facts suggesting that material non-public information may have been communicated in violation of this policy to a securities professional, an investor or potential investor, or the press – regardless of whether you know who within the Company made the communication or whether it was oral, written or made by electronic means – you must notify the General Counsel’s office immediately. In certain circumstances, steps can be taken promptly upon discovery of the selective disclosure to protect both the Company and the person responsible for that communication.

4.7	Individual Responsibility

Every director, officer, employee, agent and consultant of the Company has the individual responsibility to comply with this policy. An insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of material non-public information about the Company and even though the insider believes he or she may suffer an economic loss or forego anticipated profit by waiting. The SEC, the New York Stock Exchange, other national securities exchanges and the National Association of Securities Dealers, Inc. have extensive surveillance facilities that are used to monitor trading in securities. If a securities transaction becomes the subject of scrutiny, the transaction will be viewed after the fact. As a result, before engaging in any transaction, all individuals covered by this policy should carefully consider how regulators and others might view the transaction with the benefit of hindsight.

Any questions regarding the application of this policy to specific transactions in securities or communication of material non-public information outside the Company should be referred to the General Counsel’s office.

Compliance with this policy is required under the Company’s Guide to Ethical Conduct. You will be required to acknowledge annually that you are in compliance with the policies of the Company specified in the Guide to Ethical Conduct, including this policy.

5.	VIOLATIONS

In addition to the severe legal consequences referred to above, the Company will discipline any person who violates this policy by any appropriate means, including dismissal.

Any of the consequences for violation of this policy, and even an investigation that does not result in the finding of a violation, can tarnish your reputation and irreparably damage you and the Company.

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Appendix I

TE Connectivity plc

Rule 10b5-1 Trading Plans Guidelines Policy

The following policy (the “Policy”) applies for any Rule 10b5-1 trading plan established by an eligible person (see below) (a “Trading Plan”) relating to the securities of TE Connectivity plc (the “Company”).

The Company’s General Counsel will interpret and administer this Policy. Trading Plans, and any amendments or terminations thereof must comply with Rule 10b5-1 (“Rule 10b5- 1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s Insider Trading and Communications with the Public Policy and other Company policies and should be consistent with this Policy. All references to a “Plan Participant” shall mean any individual that has entered into a Trading Plan. All references to General Counsel shall mean the General Counsel and such person’s designee. The requirements set forth in this Policy for a new Trading Plan apply to amendments to a Trading Plan.

1.	Eligibility. Members of the Company’s Board of Directors, “officers” subject to Section 16 of the Exchange Act (“executive officers”), and such other persons, including TE Connectivity employees, as approved by the General Counsel are eligible to adopt a Trading Plan.

2.Pre-Approval of Trading Plans, Amendments, and Terminations.

●	Prior written approval of the General Counsel must be obtained prior to the adoption, amendment, or termination of a Trading Plan.
●	A Trading Plan or amendment must meet the requirements of Rule 10b5-1, as interpreted by the General Counsel. The General Counsel may reject a Trading Plan that, in the discretion of the General Counsel, does not comply with the requirements of Rule 10b5-1 or with this Policy.
●	The Plan Participant must deliver a fully executed copy of the Trading Plan to the General Counsel within five (5) business days of entering into or amending such plan.

3.	Approved Brokers. A Trading Plan may be entered into with any broker; provided, however, that the Company may require that only certain brokers be used for the purposes of administrative ease (“Approved Brokers”). The General Counsel retains the list of Approved Brokers. The General Counsel has the discretion to deny a request to enter into a Trading Plan with a non- Approved Broker.

4.Limitations.

●	No Material Non-Public Information; Blackout Periods. A Trading Plan must be adopted (and amendments may only be approved) (a) during an open window period under the Company’s Insider Trading and Communications with the Public Policy, and (b) when the Plan Participant does not possess material nonpublic information about the Company and its

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securities.

●	Good Faith. A Trading Plan must be entered into (or amended) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5- 1, and the Plan Participant must act in good faith for the duration of the Trading Plan.

5.Trading Plan Requirements.

●	Duration. Unless otherwise determined by the General Counsel, a Trading Plan should be at least 6 months but no longer than 18 months in duration after the effective date of such Plan.

●	Waiting Period. For directors or executive officers of the Company, a Trading Plan should not allow for trades to be executed under the Trading Plan until the later of (i) 90 calendar days after the date of adoption of the Trading Plan or (ii) two business days following the filing of the Company’s Form 10- Q or Form 10-K, as applicable, relating to the fiscal quarter in which such Trading Plan was adopted. The required cooling-off period for directors and officers is capped at a maximum of 120 days after the Rule 10b5-1 plan’s adoption. For persons other than directors or executive officers of the Company, a Trading Plan should not allow for trades to be executed under the Trading Plan until 30 calendar days after the date of adoption of the Trading Plan.
●	Plan Specifications; Discretion Regarding Trades. A Trading Plan must either

(a) specify the amount of securities to be purchased or sold and the price at which and date on which the securities are to be purchased or sold, or (b) specify or set an objective formula or algorithm for determining the amount of securities to be purchased or sold. A Trading Plan should specify the timing of trading or allow the broker to exercise discretion regarding timing of trading under the Trading Plan.

●	Mandatory Suspension. A Trading Plan must provide for suspension of trades under such plan, in whole or in part as appropriate, if legal, regulatory or contractual restrictions or suspensions are imposed on the Plan Participant, or if other events occur that would prohibit sales or purchases under such Trading Plan, as the case may be, such as a suspension, expiration, termination or unavailability of an applicable registration statement related to the Company, or by reason of a material transaction related to the Company’s securities, including a securities offering or an at-the-market (ATM) program.
●	Broker Obligation to Provide Notice of Trades. Unless otherwise determined by the General Counsel, a Trading Plan entered into by a person subject to Section 16 of the Exchange Act must provide that the broker will provide notice of any trades under the Trading Plan to the Plan Participant and the Company’s legal department in sufficient time to allow for the Plan Participant to make timely filings under the Exchange Act.
●	Certification for Directors and Officers. Any Trading Plan for a director or officer of the Company must include a certification with the representations required by Rule 10b5-1(c)(1)(ii)(C), as amended.

6.Amendments of a Trading Plan. The prior written permission of the General

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Counsel is required in order to amend a Trading Plan. The Plan Participant must deliver a fully executed copy of the amended Trading Plan to the General Counsel within five (5) business days of amending such plan. Any amendment to a Trading Plan that modifies the amount, price, or timing of the purchase or sale of securities will constitute a termination of the Trading Plan and the adoption of a new Trading Plan. Consequently, such amended Trading Plan must comply with all requirements set forth in this Policy, including the waiting period described in Section 5 above.

7.	Termination of a Trading Plan. A Trading Plan may be terminated at any time with prior written notice to and approval of the General Counsel. Any new Trading Plan shall be subject to the waiting period described in Section 5 above.

8.	Single Trade Plans. The Plan Participant shall comply with the requirements of Rule 10b5-1(c)(1)(ii)(E), as amended, which generally provides that Plan Participants are limited to one “single-trade plan” in any consecutive 12-month period. A “single- trade plan” is generally one which is designed to effect an open-market sale (or purchase) of the total amount of the securities subject to the plan in a single transaction.

For example, a Trading Plan will not be treated as a single-trade plan if (i) it gives the Plan Participant’s agent discretion over whether to execute the Trading Plan as a single transaction or (ii) it does not give the Plan Participant’s agent discretion but provides that such agent’s future acts will depend on events or data not known at the time the Trading Plan is entered into, and it is reasonably foreseeable at the time the Trading Plan is entered into that the Trading Plan might result in multiple trades. Also, a sell-to-cover transaction, which authorizes a sale by a broker of only such securities necessary to satisfy tax withholding obligations arising from the vesting of a compensatory award, is generally exempt from the limitation on single-trade plans.

9.	Multiple or Overlapping Trading Plans. Multiple or overlapping Trading Plans are prohibited, subject to certain exceptions. A Trading Plan providing for an eligible sell- to-cover transaction shall not be considered an outstanding or additional Trading Plan under Rule 10b5-1. Additionally, a Plan Participant may adopt a new Trading Plan to replace a Trading Plan before the scheduled termination date of such existing Trading Plan so long as the first scheduled trade under the new Trading Plan does not occur prior to the last scheduled trade(s) of the existing Trading Plan and otherwise complies with this Policy and conditions under Rule 10b5-1.

10.	Trading Plans for Gifts. Trading Plans for gifts of Company securities will be on such conditions as determined by the General Counsel.

11.	Interpretation of Guidelines. The General Counsel will interpret and administer this Policy. Under appropriate circumstances, this Policy may be waived or modified, but only with the prior written approval of the General Counsel.

12.Additional Plan Provisions. The requirements set forth in this Policy are not exhaustive or limiting on the Company.

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